Registration No. 333-207214
Registration No. 333-184445

As filed with the Securities and Exchange Commission on July 24, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 Registration No. 333-207214
FORM S-8 Registration No. 333-184445
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Malvern Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	45-5307782
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
42 East Lancaster Avenue
Paoli, Pennsylvania 19301
(Address of Principal Executive Offices)

Malvern Bancorp, Inc. 2014 Long-Term Incentive Compensation Plan
Malvern Federal Savings Bank Employees’ Savings and Profit Sharing Plan
(Full Title of the Plans)

Please send copies of all communications to:

Andrew Hibshman	Marc Levy, Esq.
Executive Vice President and Chief Financial Officer	Max Seltzer, Esq.
First Bank	Luse Gorman, PC
2465 Kuser Road	5335 Wisconsin Ave., N.W., Suite 780
Hamilton, New Jersey 08690	Washington, DC 20015-2035
(877) 821-2265	(202) 274-2000
(Name, Address and Telephone
Number, Including Area Code of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company⌧
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

_____________________

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement”), filed with the Securities and Exchange Commission  by Malvern Bancorp, Inc. (the “Registrant”):

•
Registration No. 333-98177, filed on September 30, 2015, pertaining to the registration of 400,000 shares of the common stock of the Registrant, $0.01 par value per share, reserved for issuance under the Malvern Bancorp, Inc. 2014 Long-Term Incentive Compensation Plan; and

•
Registration No. 333-184445, filed on October 16, 2012, pertaining to the registration of 100,000 shares of the common stock of the Registrant, $0.01 par value per share, reserved for issuance (including related participation interests) under the Malvern Federal Savings Bank Employees’ Savings and Profit Sharing Plan.

On July 17, 2023, pursuant to the Agreement and Plan of Merger dated December 13, 2022, as amended, by and among Malvern Bancorp, Inc., First Bank, FB Merger Subsidiary LLC, a wholly-owned subsidiary of First Bank (“Merger Sub”), and Malvern Bank, National Association, the Registrant merged with and into Merger Sub with Merger Sub as the surviving entity (the “Merger”).
As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements.  In accordance with the undertaking made by the Registrant in the foregoing Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, First Bank (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, New Jersey on this 24th day of July 2023.
FIRST BANK (as successor to Malvern Bancorp, Inc.)

By:	/s/ Andrew Hibshman
Andrew Hibshman
Executive Vice President and Chief Financial Officer of First Bank (successor to Malvern Bancorp, Inc.)
(Duly Authorized Representative)